                         [Morgan, Lewis & Bockius LLP Letterhead]



December 6, 1995



The FFB Lexicon Fund
c/o CT Corporation
2 Oliver Street
Boston, MA 02109


Ladies and Gentlemen:


We have been requested by The FFB Lexicon Fund, a Massachusetts business trust (the "Trust") established under a Declaration of Trust dated July 24, 1991 (the "Declaration"), for our opinion with respect to certain matters relating to the FFB Lexicon Fixed Income Fund (the "Acquiring Fund"), a series of the Trust. We understand that the Trust is about to file a Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Fund of substantially all of the assets of the Evergreen Managed Bond Fund (the "Acquired Fund"), a series of Evergreen Investment Trust, a Massachusetts business trust, in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of certain liabilities of the Acquired Fund pursuant to an Agreement and Plan of Reorganization the form of which is included in the Form N-14 Registration Statement (the "Plan").

We have acted as counsel to the Trust since its inception, and we are familiar with the actions taken by its Trustees to authorize the issuance of the Shares. We have reviewed the Declaration of Trust, the By-laws, and the minute books of the Trust, and such other certificates and documents as we deem necessary for the purpose of this opinion, including the proposed Plan, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

In our review, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or in copy form), and the conformity to the originals of all documents purporting to be copies.

Based upon the foregoing, and assuming the approval by shareholders of the Acquired Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held on February 12, 1996, we are of the opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Trust's Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended and applicable state laws regulating the offer and sale of securities.

This opinion is intended only for your use in connection with the proposed Plan, and may not be relied upon by any other person.

We hereby consent to the inclusion of this opinion as part of to the Trust's Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission and to the reference to our firm under the caption "Legal Matters" in the Prospectuses/Proxy Statement filed as part of such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.


Very truly yours,

Morgan, Lewis & Bockius LLP